EXHIBIT 10.10


Pursuant to the resolution (The "Resolution") adopted by the Board of Directors in the meeting held on June 24, 1997, relating to compensation for Dr. Sen, the Compensation Committee hereby authorizes the company to:

         a) issue Dr. Sen 50,000 shares of restricted stock of EPi in lieu of cash compensation increase (that would be reasonable for his role and performance as Chairman & CEO) as a review of the company's cash flow projection indicates that the company is not in a position to offer any additional cash compensation; and

         b) grant Dr. Sen option to purchase 25,000 shares of EPi Common Stock at a price that is the trading price at the close of business on June 24, 1997, such option to vest immediately as of today; and

         c) compute, pursuant to subsection (b)(ii) of the Resolution, the number of shares to be issued for deferred compensation based on the average monthly trading price and issue such shares computed on such basis for each of the six months starting from January 1, 1997 in the name of Dr. Arup Sen and thereafter issue such shares on a quarterly basis based on the monthly average trading price as stated in the Resolution.


                                        On behalf of Compensation Committee

                                        /s/ Murray Feldman
                                        ----------------------------
                                        Murray Feldman,
                                        Director

                                        /s/ Larry Haimovitch
                                        ----------------------------
                                        Larry Haimovitch
                                        Director